UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                            SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to S240.14a-12


                      CONSOLIDATED-TOMOKA LAND CO.
           (Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Acts Rules 14a-6(i)(1) and 0-11.

    1. Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

    2.  Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

        --------------------------------------------------------------

    4.  Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------

    5.  Total fee paid:

        --------------------------------------------------------------











                     CONSOLIDATED-TOMOKA LAND CO.

            PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF SHAREHOLDERS
                         APRIL 26, 2006

      The undersigned hereby appoints William H. McMunn and Bruce W. Teeters, each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote, as designated below, all the shares of common stock of Consolidated-Tomoka Land Co. held of record by the undersigned on March 1, 2006, at the annual meeting of shareholders to be held April 26, 2006, or any adjournment or postponement thereof.

      Election of one Class I Director for a one-year term ending in 2007 and three Class III Directors for three-year terms ending in 2009.

[  ] FOR all nominees listed below  [  ] WITHHOLD AUTHORITY to vote
     (except as marked to                for all  nominees listed
      the contrary below)                below

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

      Class I. John C. Myers, III

      Class III. Gerald L. DeGood, James E. Gardner, and William J.
Voges.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                      CONSOLIDATED-TOMOKA LAND CO.
                                PROXY

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the proposal.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation, or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Dated
     ------------------------------------
Signature
         --------------------------------
Signature
         --------------------------------
(if held jointly)

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.

                     CONSOLIDATED-TOMOKA LAND CO.
                         Post Office Box 10809
                   Daytona Beach, Florida 32120-0809

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             April 26, 2006

To the Shareholders:

The annual meeting of shareholders of Consolidated-Tomoka Land Co., a Florida corporation (the "Company"), will be held at the LPGA
International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida, on Wednesday, April 26, 2006, at ten o'clock in the morning for the following purposes:

      1. To elect one director to serve for a one-year term, expiring at the annual meeting of shareholders to be held in 2007, and to elect three directors to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2009.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2006, are entitled to notice of, and to participate in and vote at the meeting.

A complete list of shareholders as of the record date will be available for shareholders' inspection at the Corporate Offices at 1530 Cornerstone Boulevard, Suite 100, Daytona Beach, Florida, for at least ten days prior to the meeting.


                                   By Order of the Board of Directors
                                   /s/ Linda Crisp
                                   ----------------------------
                                   Linda Crisp
                                   Corporate Secretary

Daytona Beach, Florida
March 24, 2006

All shareholders are requested to date and sign the enclosed proxy and return it promptly in the accompanying envelope. This proxy is revocable by you at any time before it is exercised by notifying the corporate secretary of the Company in writing or by submitting a properly executed, later-dated proxy. Signing a proxy will not affect your right either to attend the meeting and vote your shares in person or to give a later proxy.

A COPY OF THE COMPANY'S MOST RECENT FORM 10-K ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED, WITHOUT
CHARGE, TO ANY SHAREHOLDER UPON WRITTEN REQUEST DIRECTED TO THE
COMPANY'S SECRETARY, POST OFFICE BOX 10809, DAYTONA BEACH, FLORIDA
32120-0809.

                   CONSOLIDATED-TOMOKA LAND CO.
                        PROXY STATEMENT
                         INTRODUCTION
     This proxy statement and the enclosed form of proxy are being sent to the shareholders of Consolidated-Tomoka Land Co., a Florida corporation (the "Company"), on or about March 24, 2006, in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of shareholders to be held on Wednesday, April 26, 2006 (and at any adjournment or adjournments thereof), for the purposes set forth in the accompanying notice of annual meeting. Shareholders who execute proxies retain the right to revoke them at any time before they are exercised by sending written notice to the secretary of the Company, by submitting a properly executed, later-dated proxy, or by attending the annual meeting and electing to vote in person.

     The cost of preparing, assembling, and mailing material in connection with this solicitation will be borne by the Company.

     At the close of business on March 1, 2006, there were 5,671,749 shares of common stock, $1 par value, of the Company outstanding.
Each holder of common stock of record on that date is entitled to one vote for each share held by such shareholder on every matter submitted to the meeting. The Company's Articles of Incorporation and Bylaws do not provide for cumulative voting for the election of directors, which is permitted but not required by Florida law.

     See "Security Ownership of Certain Beneficial Owners and
Management" below for information as to the beneficial ownership of common stock of the Company as of March 1, 2006, by each director of the Company and by all directors and executive officers as a group.

                       ELECTION OF DIRECTORS

     The Company's Articles of Incorporation divide the Board of Directors into three classes, as nearly equal as possible. At the 2006 annual meeting of shareholders, one Class I director and three Class III directors are to be elected, each to hold office until the annual meeting of shareholders to be held in 2007 and 2009, respectively, or until their successors are elected and qualified.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the persons named below who have been recommended to the Board of Directors by the Corporate Governance Committee as nominees for Class I and Class III unless authority to do so is withheld.

     All nominees for election as directors are now directors with the exception of John C. Myers, III, who has been nominated to replace David D. Peterson, who will retire at the annual meeting of
shareholders in April.   Each nominee has indicated his willingness to
serve if elected. If any nominee should be unable to serve, which is not now anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

     The election of Messrs. DeGood, Gardner, Myers, and Voges will require the affirmative vote of the holders of a plurality of the shares present or represented at the meeting. The Board of Directors of the Company recommends a vote "for" the election of Mr. Myers as a director in Class I and Messrs. DeGood, Gardner, and Voges as directors in Class III. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice. Abstentions will be treated as shares represented at the meeting, but not voting, so they will have no effect on the outcome of the voting to elect directors. Broker non-votes will not be considered as shares represented at the meeting.

Additional information concerning the nominees and the directors appears below.

                                                                             OTHER PUBLIC
NAME,                                                                        COMPANIES
AGE AT JANUARY 31, 2006,                                      CLASS AND      WHERE
AND PRINCIPAL OCCUPATION                       DIRECTOR       EXPIRATION     SERVING AS A
SINCE JANUARY 1, 2001                          SINCE          OF TERM        BOARD MEMBER
------------------------                       ---------      ----------     ------------
JOHN C. ADAMS, JR. - AGE 69(1)(3)              1977                   I             None
Executive vice president of Brown and Brown,                       2007
Inc. (an insurance agency).

BOB D. ALLEN - AGE 71(1)                       1990                   I             None
Chairman of the board since April 1998.                            2007

GERALD L. DeGOOD - Age 63(3)                   2004                 III       Bairnco
Consultant since June 1999; partner in Arthur                      2006       Corporation
Andersen LLP from 1974 to June 1999.                                          (a designer,
                                                                              manufacturer
                                                                              and seller
                                                                              of engineered
                                                                              materials and
                                                                              replacement
                                                                              products and
                                                                              services)


JAMES E. GARDNER - AGE 67 (2)(4)               2005                  III            None
Retired in 2000 as president and chief                              2006
executive officer of ITT Community
Development Corporation.

BYRON E. HODNETT - AGE 61 (2)(4)               2005                   II            None
Retired in 1999 as president and chief                              2008
executive officer of First Union's Florida
Bank.

ROBERT F. LLOYD - AGE 70(2)(4)                 1991                   II            None
Chairman of the board and chief executive                           2008
officer of Lloyd Automotive Management, Inc.
since August 1998.  Chairman of the board
and chief executive officer of Lloyd
Buick-Cadillac Inc. from July 1992 until
December 31, 2004.

WILLIAM H. McMUNN - AGE 59(1)                  1999                   II            None
President of the Company since January 2000                         2008
and chief executive officer since April 2001;
president, Indigo Development Inc., a
subsidiary of the Company, since
December 1990.

JOHN C. MYERS, III - AGE 59                    Nominee                 I            None
President and chief executive officer of                            2007
the Reinhold Corporation (a privately
owned family corporation with land holdings,
forestry and an ornamental tree nursery)
since 1993.




                                                                             OTHER PUBLIC
NAME,                                                                        COMPANIES
AGE AT JANUARY 31, 2006,                                      CLASS AND      WHERE
AND PRINCIPAL OCCUPATION                       DIRECTOR       EXPIRATION     SERVING AS A
SINCE JANUARY 1, 2001                          SINCE          OF TERM        BOARD MEMBER
------------------------                       ---------      ----------      ------------

WILLIAM J. VOGES - AGE 51(3)                   2001                  III            None
President, chief executive officer since 1997,                      2006
and general counsel since 1990 of The Root
Organization (a private investment company
with diversified holdings).

(1) Member of the Executive Committee, which held no meetings in 2005. The Executive Committee has the authority during intervals between meetings of the Board of Directors to exercise power on matters designated by the Board.
(2)   Member of the Compensation and Stock Option Committee.
(3)   Member of the Audit Committee.
(4)   Member of the Corporate Governance Committee.

All members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2005.

     Board Compensation. During 2005, the Board of Directors held one regular and three special meetings. Each non-employee director received a fee of $1,500 for each board meeting he attended in 2005. Each non-employee director received, in addition to meeting fees, an annual retainer of $15,000, payable quarterly. Mr. Allen, as Chairman of the Board, received an annual fee of $50,000, payable quarterly, in addition to receiving regular directors' fees. Members of the Board's Executive, Compensation and Stock Option, and Corporate Governance Committees also received $1,000 for each meeting of those committees attended in 2005, and Audit Committee members received $1,500 for each committee meeting attended. Chairmen of those committees received $2,000 per meeting attended, except the Audit Committee Chairman received $3,000 for each such committee meeting he attended.

                      CORPORATE GOVERNANCE AND
               COMMITTEES OF THE BOARD OF DIRECTORS

     The Company regularly monitors developments in the area of corporate governance. The Company has taken steps to comply with the Sarbanes-Oxley Act of 2002 and the recent changes to the corporate governance and listing requirements of the American Stock Exchange.

Independent Directors
---------------------
A majority of the members of the Company's Board of Directors are independent under the listing standards of the American Stock Exchange. The Board of Directors has determined that all of the directors are independent pursuant to Section 121A of the American Stock Exchange Company Guide except William H. McMunn, who is president and chief executive officer of the Company.

The Company's independent directors hold a formal meeting quarterly, separate from management and non-independent directors.

Audit Committee
---------------
The Audit Committee, which held five meetings in 2005, provides assistance to the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditor, the Company's systems of internal controls over financial reporting established by management and the Board, and the Company's auditing, accounting and financial reporting processes generally. KPMG LLP, the Company's independent auditors, reports directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board of Directors, which was amended in April 2005, and is attached to this proxy statement as Exhibit A.

All members of the Audit Committee are independent under the listing standards of the American Stock Exchange and Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

All Audit Committee members possess the level of financial literacy required by the listing standards of the American Stock Exchange.

Mr. DeGood, as chairman of the Audit Committee, meets the current standard of requisite financial management expertise as required by the American Stock Exchange and is an "audit committee financial expert" as defined by the rules adopted by the Securities and Exchange Commission.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

Compensation and Stock Option Committee
---------------------------------------
The Compensation and Stock Option Committee, which held one meeting in 2005, assists the Board of Directors in discharging its responsibilities relating to the compensation of the Company's chief executive officer and other officers, makes compensation recommendations to management and the Board of Directors, and administers the 2001 Stock Option Plan.

All members of the Compensation and Stock Option Committee are independent under the listing standards of the American Stock
Exchange.

Corporate Governance Committee
------------------------------
The Corporate Governance Committee, which held two meetings during 2005, was formed to perform the functions of a nominating committee and recommends to the Board individuals qualified to become members of the Board based on criteria approved by the Committee and nominees for the Board for annual meetings of the shareholders. The Committee also recommends to the Board the corporate governance guidelines appropriate to the Company.

All members of the Corporate Governance Committee are independent under the listing standards of the American Stock Exchange.

The Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter was included as an appendix to the Company's proxy statement dated April 28, 2004.

Consideration of Director Nominees
----------------------------------
The policy of the Corporate Governance Committee is to consider nominations from shareholders for candidates for membership on the Board of Directors. To recommend a candidate to the Committee, shareholders should submit the nominee's name and qualifications for Board membership in writing to the Company's Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

The Corporate Governance Committee has established specific, minimum qualifications that must be met by a Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the American Stock Exchange. In addition, a nominee should demonstrate high ethical standards and integrity in his or her personal and professional dealings and be willing to act on and remain accountable for boardroom decisions; should have the ability to provide wise, thoughtful counsel on a broad range of issues; should possess high intelligence and wisdom and apply it in decision making; should be financially literate; should value board and team performance over individual performance; should be open to other opinions and willing to listen; should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion; should have a history of achievements that reflect high standards for themselves and others; should be committed to seeking exceptional performance of the Company, both in absolute terms and relative to its peers; and should have the ability to commit sufficient time and attention to the activities of the Company.

The Corporate Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Committee considers potential candidates for director, which may come to the Committee's attention through current Board members, shareholders, professional search firms or other persons. In addition to the specific, minimum qualifications described above, the Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and "best practices;" relevant knowledge specific to the industries in which the Company operates; ability and willingness to motivate and require high-performance by management; and capability of questioning, approving, and monitoring the Company's strategic plans, providing insight and directional focus. The Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of shareholders.

The nomination of Mr. Myers was recommended by William H. McMunn,
President and Chief Executive Officer of the Company. Mr. Gardner, who was appointed to the Board of Directors in April 2005, was recommended by Robert F. Lloyd, a director of the Company.

Codes of Ethics
---------------
The Company has adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. The Company will provide a copy of this code to any person without charge upon request. Any such request should be made in writing to the Company's Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

The Company has adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code.

Communication with the Board of Directors
-----------------------------------------
Individuals may communicate with the Board of Directors by writing to Bob D. Allen, Chairman of the Board, Consolidated-Tomoka Land Co., P.O. Box 10809, Daytona Beach, Florida 32120-0809.

Policy on Board Attendance at Annual Meeting of Shareholders
------------------------------------------------------------
The policy of the Company is to encourage members of the Board of Directors to attend the annual meeting of shareholders. All directors attended the prior year's annual meeting.

                         SECURITY OWNERSHIP OF
              CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information at March 1, 2006, on the number of shares of common stock of the Company, of which each director and each officer named in the Summary Compensation Table set forth elsewhere in this Proxy Statement had outright ownership, or, alone or with others, any power to vote or dispose of the shares, or to direct the voting or disposition of the shares by others, and the percentage of the aggregate of such shares to all of the outstanding shares of the Company. The table also sets forth information with respect to all persons known by the Company to own beneficially more than 5% of the Company's common stock as of March 1, 2006:

                                                     Power over Voting
                                                     or Disposition          Aggregate
Name                                                 Sole       Shared    Shares    Percent
-------------------------------------------          -----------------    -----------------
Barclays Global Investors, NA (1)                    285,009         -    285,009      5.0%
  45 Fremont Street
  San Francisco, CA 94105
Mercury Real Estate Advisors LLC (2)                 423,208        --    423,208      7.5%
  100 Field Point Road
  Greenwich, CT 06830
PICO Holdings, Inc (3)                               310,000        --    310,000      5.5%
  875 Prospect Street, Suite 301
  LaJolla, CA 92037-4264
Third Avenue Management LLC (4)                      644,040        --    644,040     11.4%
  622 Third Avenue, 32nd Floor
  New York, NY 10017
John C. Adams, Jr.                                    11,000 (5)    --	   11,000 (5)     *
Bob D. Allen                                          44,034        --     44,034      1.0%
Robert F. Apgar                                        1,200 (6)12,382     13,582 (6)     *
Gerald L. DeGood                                         494        --        494         *
James E. Gardner                                         250        --        250         *
Byron E. Hodnett                                          --        --         --        --
Robert F. Lloyd                                        1,170        --      1,170         *
William H. McMunn                                     20,100 (6)46,419     66,519 (6)  1.2%
John C. Myers, III                                        --        --         --        --
David D. Peterson                                      4,887        --      4,887         *
Bruce W. Teeters                                      34,631 (6,7)  --     34,631 (6,7)1.0%
William J. Voges                                       1,380       489(8)   1,869 (8)     *
Directors, Director Nominee and
Executive Officers as a group (12 persons)           119,146 (6)59,290    178,436 (6)  3.1%

     *Less than 1%.

(1) Bank as defined in Section 3 (a)(b) of the Act (15 U.S.C. 78c). Information derived from Schedule 13G, dated January 31, 2006, filed with Securities and Exchange Commission.
(2) Registered investment adviser with offices at the above address. Information derived from Schedule 13G/A dated February 13, 2006, filed with the Securities and Exchange Commission.

(3) A parent company with offices at the above address. Information derived from Schedule 13G, dated February 7, 2005, filed with the Securities and Exchange Commission.
(4) Registered investment adviser with offices at the above address. Information derived from Schedule 13G/A dated February 14, 2006, filed with the Securities and Exchange Commission.
(5) Does not include 4,000 shares held in trust for Mr. Adams' wife who has sole voting and disposition power over these shares.
(6) Includes shares subject to options that are currently exercisable within 60 days of March 1, 2006: Robert F. Apgar, 1,200 shares; William H. McMunn, 20,000 shares; Bruce W. Teeters, 8,000 shares; and executive officers as a group, 29,200 shares.
(7) Includes 200 shares held by Mr. Teeters' wife who has sole voting and disposition over these shares.
(8) Includes 200 shares held jointly with his wife, for which Mr. Voges does not have voting power.

                       CERTAIN TRANSACTIONS

     William J. Voges, a director of the Company, serves as an officer and director of the Managing Member of Silver Holly Development, LLC, which purchased $67,240 in impact fee credits from the Company on January 10, 2006, in a cash transaction at market value and on prevailing market terms and conditions, pursuant to a provision of a sales contract assigned to Silver Holly Development, LLC in December 2004.

                       EXECUTIVE COMPENSATION

     The sections which follow provide extensive information pertaining to the compensation of the executive officers of the Company. This information is introduced in the Compensation Committee Report on Executive Compensation set forth below and describes the policies and components of the Company's Compensation Program.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG
    CONSOLIDATED-TOMOKA LAND CO., AMERICAN STOCK EXCHANGE INDEX,
                AND REAL ESTATE INDUSTRY INDEX

     The following performance graph shows a comparison of cumulative total shareholder return from a $100 investment in the stock of the Company over the five-year period ending December 31, 2005, with the cumulative shareholder return of the American Stock Exchange Composite Index and the Real Estate Industry Index (MG Industry Group), which consists of six companies: American Community Properties Trust, Avatar Holdings, California Coastal Communities Inc., Heartland Partners Limited Partnership, Maxxam Inc., and Oakridge Holdings Inc. Note that historic stock price performance is not necessarily indicative of future price performance.

                                             FISCAL YEAR ENDING
                                             ------------------
COMPANY/INDEX/MARKET      12/31/2000 12/31/2001 12/31/2002 12/31/2003 12/31/2004 12/31/2005
--------------------      ---------- ---------- ---------- ---------- ---------- ----------
CONSOLIDATED-TOMOKA LAND CO. $100.00    $169.40    $165.78    $284.14    $376.40    $623.68
AMEX MARKET VALUE            $100.00    $119.14    $132.57    $176.02    $214.97    $319.96
PEER GROUP                   $100.00    $122.64    $105.41    $182.53    $272.92    $371.95

           REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                       ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors consists solely of independent, outside directors. The Committee met once during 2005. The Committee reviews and recommends salary adjustments for officers and key personnel with salaries in excess of $75,000, administers the Company's 2001 Stock Option Plan, and makes recommendations to the Board with respect to the Company's Compensation Program for the executive officers named in the following Summary Compensation Table. The three individuals named in the Summary Compensation Table are the only persons earning more than $100,000 in annual compensation who fall within the Securities and Exchange Commission definition of executive officers.

     The annual compensation program includes base pay plus an incentive program to reward key management employees who are in a position to make substantial contributions to the success or the growth of the Company and its subsidiaries. The Company seeks to provide through this program compensation opportunities that are competitive and directly related to Company performance. All participants in the incentive plan were approved by the Compensation Committee. There were eight participants in the plan during 2005.

     The executive officers are evaluated on performance, corporate and individual, based on a pay-for-performance system. Corporate performance is based on the Company's growth in earnings per share and progress on projects and activities which will have a major effect on future earnings. Individual performance includes implementation of goals and objectives, strategic planning, civic involvement, and public affairs. Base pay is designed to provide competitive rewards for the normal duties associated with the individual's job description. The incentive pay component is designed to stimulate actions that contribute to improve operating and financial results.

     The Summary Compensation Table shows the incentive awards (under "Bonus" in the Table) to the named executive officers for the past three years. For 2005, the goals for all executive officers included an overall operating and financial performance target measured by net income plus additional quantitative indicators. In addition to the 2005 quantified objectives, the Committee evaluated performance against predetermined qualitative objectives in determining the amount of incentive awards. Qualified objectives are incorporated in an annual operating plan approved by the Board of Directors. The annual real estate sales goal is the most significant operating item and has the greatest effect on earnings per share. Qualitative objectives include actions which maximize real estate sales prices and sales absorption rates, maximize returns from income properties, enhance relations with local government staff, improve productivity and control expenses, and involve participation in community activities.

      The Summary Compensation Table shows the Options/SAR (Stock Appreciation Right) Grants to the named executive officers for the past three years. The exercise price of the options granted was equal to the market value of the underlying common stock on the date of the grant. Therefore, the value of these grants to the officers is dependent solely upon the future growth in share value of the Company's common stock. The stock appreciation right entitles the optionee to receive a supplemental payment, which at the election of the Committee may be paid in whole or in part in cash or in shares of common stock equal to a portion of the spread between the exercise price and the fair market value of the underlying shares at the time of exercise.

     The Company's CEO, Mr. McMunn, received a bonus of $176,000, a 20,000 stock option/SAR award, and a 4% increase in salary. The bonus was equal to the 2004 bonus based on approximately equal Company earnings and the following factors: his continued provision of excellent leadership in the execution of the annual land sales plan, regularly achieving maximum sales value while increasing the value of future sales opportunities; his demonstration of increased knowledge of global issues that affect the long-term success of the Company; his participation in political activities at the State and local level that keep him well informed on political actions, which may affect Company operations; his leadership in successful efforts to reach a settlement with the IRS (which clarifies the 1031 transactions originating in the DRI footprint); and negotiating a development agreement with Volusia County setting forth an important understanding on future roads traversing Company land. The 20,000 stock option/SAR award stems from the Company's desire to align the long-term interest of the Company with that of the chief executive officer. The 4% salary increase was based on the Board's desire to have base salary keep pace with the base salary of similar positions in comparable companies. He is challenged to maintain a proper balance between seeking outside professional advice and good expense control due to an increase in regulations typical of most small companies.

     The Company provides its executive officers, including the named officers, with a variety of perquisites, including use of a Company automobile, including gasoline and car maintenance, except Robert F. Apgar, who elected to take a salary adjustment in lieu of a Company automobile. The Company also provides club membership to LPGA International, Company paid medical and dental insurance, and long-term disability. The value of these perks does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any named executive officer, as shown in the Summary Compensation Table. The perquisites available to executive officers are generally made available to all officers at or above the level of vice president, with the exception of Company automobiles. These perks are an important component of compensation and help recruit and retain top management talent.

     The Committee believes that the components of salary, Stock Options/SARs, and incentive awards are fair, competitive, and in the best interest of the Company. Specific salary and incentives are disclosed in the Summary Compensation Table and the Options/SAR Grants in Last Fiscal Year Table.

By the Compensation Committee: Robert F. Lloyd, Chairman, James E. Gardner, Byron E. Hodnett, and David D. Peterson.

                      SUMMARY COMPENSATION TABLE

     The following table sets forth the annual, long-term and other compensation for the Company's Chief Executive Officer and each of the other executive officers during the last fiscal year, as well as the total annual compensation for each such individual for the two previous fiscal years.

                        ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                        -------------------          ----------------------
                                                     OTHER       SECURITIES
                                                     ANNUAL      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL       FISCAL                      COMPEN-     OPTIONS/SARS  COMPENSATION
POSITION                 YEAR(1)  SALARY    BONUS    SATION(2)   AWARDS             (3)
------------------       ------   -------   -------  ---------  -------------- ------------
William H. McMunn          2005  $262,080  $176,000    $   --           20,000       $1,085
President and              2004  $252,000  $176,000    $   --           20,000       $1,053
Chief Executive Officer    2003  $242,190  $160,000    $   --           20,000       $1,121

Bruce W. Teeters           2005  $227,475  $ 88,000    $   --            8,000       $1,085
Senior Vice President      2004  $218,725  $ 88,000    $   --            8,000       $1,053
Finance and Treasurer      2003  $210,312  $ 80,000    $   --            8,000       $1,121

Robert F. Apgar            2005  $164,424  $ 82,500    $   --            8,000       $1,085
Senior Vice President      2004  $158,100  $ 88,000    $   --            8,000       $1,053
General Counsel            2003  $140,000  $ 80,000    $   --            8,000       $1,121


(1) Fiscal year ends December 31.
(2) In this column, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the executive's salary and bonus, and the executive had no other compensation reportable under this category.
(3) Premium for term life insurance.

                OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning options granted to executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2005:

               Individual Grants
                   -----------------
                   NUMBER OF       % OF TOTAL                                POTENTIAL REALIZABLE
                   SECURITIES      OPTIONS/SARS                              VALUE AT ASSUMED
                   UNDERLYING      GRANTED TO       EXERCISE                 ANNUAL RATES OF STOCK
                   OPTIONS/SARS    EMPLOYEES IN     PRICE     EXPIRATION     PRICE APPRECIATION
NAME               GRANTED #(1)    FISCAL YEAR      ($/Sh)    DATE           FOR OPTION TERM (2)
------------------ ------------    ------------    -------   ---------      -----------------------
                                                                                5%          10%
                                                                            ---------    ----------
William H. McMunn        20,000           36.4%     42.87      01/27/15      $539,214    $1,366,475
Bruce W. Teeters          8,000           14.5%     42.87      01/27/15      $215,686    $  546,590
Robert F. Apgar           8,000           14.5%     42.87      01/27/15      $215,686    $  546,590

(1) Each of these options was granted pursuant to the 2001 Stock Option Plan and is subject to the terms of such plan. These options are exercisable to no more than one-fifth of the total number of shares covered by the option during each twelve month period commencing twelve months after the date of grant on January 27, 2005. In addition, each of these option grants included a tandem SAR, exercisable only to the extent that the related option is exercisable. Upon the exercise of a tandem SAR, the holder is entitled to receive the value of the SAR, calculated by subtracting the excess of the fair market value of the common stock over the exercise price of the related option from the quotient obtained by dividing such amount by one minus the holders' personal income tax rate. The tandem SAR is payable upon exercise in cash or common stock, at the discretion of the stock option committee. The tandem SAR can be exercised only until the later of the end of (a) the 90-day period following the exercise of the related option or (b) the 10-day period beginning on the 3rd business day after the date on which the Company releases its official financial data for the quarter in which the related option was exercised.

(2) Potential gains are calculated net of the exercise price but before taxes associated with the exercise. These amounts represent hypothetical gains that could be achieved for the options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent the Company's estimate or projection of the Company's future common stock price. Actual gains, if any, on stock option exercises are dependent on the Company's future financial performance, overall stock market conditions and the option holders' continued employment through the vesting period.
These amounts do not include the value of the options' tandem SARS because the value of such SARS will not be determinable until the time of exercise.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
              AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information related to options exercised by the named executive officers during the fiscal year ended December 31, 2005 and the number of options at fiscal year end which are currently exercisable.

                    NUMBER OF
                    SHARES                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                    UNDERLYING      VALUE        UNDERLYING UNEXERCISED OPTIONS/   IN-THE-MONEY OPTIONS/SARS
                    OPTIONS/SARS    REALIZED     SARS AT DECEMBER 31, 2005 (#)(1)  AT DECEMBER 31, 2005 (2) ($)
                    EXERCISED(#)    ($)          EXERCISABLE   UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
-----------------   -----------     --------     -----------   -----------------   -----------   -------------
William H. McMunn
 Stock Options          16,000     519,040               -0-          60,000               -0-      1,513,920
 SARS                   16,000     279,483
Bruce W. Teeters
 Stock Options           6,400     189,040               -0-          24,000               -0-        605,568
 SARS                    6,400      98,301
Robert F. Apgar
 Stock Options           5,600     156,872               -0-          22,800               -0-        588,148
 SARS                    5,600      79,694

(1)   These amounts do not include tandem SARS.

(2) These amounts do not include the value of the options' tandem SARS because the value of such SARS will not be determinable until the time of exercise. The value of unexercised in-the-money options represents the aggregate amount of the excess of $70.90, the closing price of the Company's Common Stock on December 31, 2005, over the exercise price of all options held on such a date.

                   EQUITY COMPENSATION PLANS

      The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2005:
                                                                    Number of securities
                                                                    remaining available for
                                                                    future issuance under
                    Number of securities to   Weighted-average      equity compensation
                    be issued upon exercise   exercise price of     plans (excluding
                    of outstanding options,   outstanding options,  securities reflected
Plan Category       warrants and rights       warrants and rights   in column (a))
-------------       -----------------------   -------------------   -----------------------
<s>                 <c>       (a)             <c>      (b)          <c>        (c)
Equity compensation
plans approved by
security holders                    160,600                $30.82                  235,000

Equity compensation
plans not approved
by security holders                      --                   --                        --
                                    =======                ======                  =======
  Total                             160,600                $30.82                  235,000

                      DEFERRED COMPENSATION PLANS

     Under the Company's Unfunded Deferred Compensation Plan, effective July 1, 1981, fees earned by directors for service on the Board and its committees may be deferred until the director attains seventy years of age or ceases to be a member of the Board, whichever occurs first. Under a similar plan effective October 25, 1982, officers and key employees of the Company may elect to defer all or a portion of their earnings until such time as the participant ceases to be an officer or key employee. All sums credited to a participating director, officer, or employee under either of these plans may be distributed in a lump sum or in installments over not more than ten calendar years following the end of the deferral period. The participant will be entitled to elect the size of the installments and the period over which they will be distributed. The deferred compensation accrues interest annually at the average rate of return earned by the Company on its short-term investments. Compensation deferred pursuant to these plans during 2005 by officers named in the compensation table above is included in the table.

                            PENSION PLAN

     The Company maintains a defined benefit plan for all employees who have attained the age of 21 and completed one year of service. Pension benefits are based primarily on years of service and the average compensation for the five highest years during the final ten years of employment. The benefit formula generally provides for a life annuity benefit. The amount of the Company's contributions or accrual on behalf of any particular participant in the pension plan cannot readily be determined. The following table shows the estimated annual benefit payable under the pension plan (utilizing present levels of Social Security benefits) upon retirement to persons in a range-of-salary and years-of-service classification:

                         PENSION PLAN TABLE

                                                        YEARS OF SERVICE
          FINAL AVERAGE                                 ----------------
          EARNINGS AS OF                                     NRA = 65
          JANUARY 1, 2005         10        15         20         25         30         35
          ---------------     -------   -------    -------    -------   -------    --------
          $ 50,000            $ 6,078   $ 9,117    $12,156    $15,196   $ 18,235   $ 21,274
          $ 75,000            $10,578   $15,867    $21,156    $26,446   $ 31,735   $ 37,024
          $100,000            $15,078   $22,617    $30,156    $37,696   $ 45,235   $ 52,774
          $125,000            $19,578   $29,367    $39,156    $48,946   $ 58,735   $ 68,524
          $150,000            $24,078   $36,117    $48,156    $60,196   $ 72,235   $ 84,274
          $160,000            $25,878   $38,817    $51,756    $64,696   $ 77,635   $ 90,574
          $170,000            $27,678   $41,517    $55,356    $69,196   $ 83,035   $ 96,874
          $175,000            $28,578   $42,867    $57,156    $71,446   $ 85,735   $100,024
          $210,000 & Greater  $34,878   $52,317    $69,756    $87,196   $104,635   $122,074

NRA = Normal Retirement Age
Calendar year of 65th birthday = 2005
2005 Social Security Covered Compensation Level is:                  $  48,696
Pension Benefit is subject to IRC Section 415 Benefit Limitation of: $ 170,000 Pensionable Earnings are Subject to IRC Section 401 (a) 17 Salary
Limitations of:                                                      $ 210,000

As of December 31, 2005, the executive officers named in the compensation table above are expected to be credited with years of service for benefit purposes under the amended plan as follows: Mr. Apgar, 14 years; Mr. McMunn, 14 years; and Mr. Teeters, 25 years.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Except David D. Peterson, none of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under applicable SEC regulations. Mr. Peterson served as Chairman of the Board from 1987 to 1998, and was Acting President and Chief Executive Officer from 1989 to 1990.

                    REPORT OF THE AUDIT COMMITTEE

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditors, the Company's systems of internal controls over financial reporting established by management and the Board, and the Company's auditing, accounting and financial reporting processes generally.

     Among other things, the Audit Committee contracts with the independent auditors to audit the financial statements of the Company; inquires as to the independence of the auditors, and obtains at least annually the auditors' written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

     In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2005:

(1) The Audit Committee reviewed and discussed the audited financial statements with management.
(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards 61.
(3) The Audit Committee reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
(4) The Audit Committee reviewed management's assertion about its assessment of the Company's internal controls over financial reporting and the effectiveness of those controls.
(5) The Audit Committee reviewed the independent auditors' attestation report regarding management's assessment process over the Company's internal controls over financial reporting and the independent auditor's assessment of the effectiveness of those controls.
(6) The Audit Committee reviewed all deficiencies in internal control over financial reporting presented by management and significant deficiencies reported by management and the independent auditors.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005.

By the Audit Committee: Gerald L. DeGood, Chairman, John C. Adams, Jr., and William J. Voges

           INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Company has selected the firm of KPMG LLP to serve as the independent auditors for the Company for the current fiscal year ending December 31, 2006. That firm served as the Company's independent auditors for its fiscal year ended December 31, 2005. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Auditor Fees
------------
The following table presents fees billed by KPMG LLP for professional services for fiscal 2005 and 2004, by category as described in the notes to the table.

                                                             2005      2004
                                                             ----      ----
               Audit Fees (1)                              $141,200  $116,700
               Audit-Related Fees                          $    -0-       -0-
               Tax Fees (2)                                $184,200  $103,485
               All other Fees                                   -0-       -0-

(1) Aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements, by year, review of interim financial statements included in the Company's Quarterly Reports on Form 10-Q and other services normally provided in connection with the Company's statutory and regulatory filings or engagements.

(2) Aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

All fees were pre-approved by the Audit Committee.

Pre-approval Policy
-------------------
     In 2003, the Audit Committee adopted a Pre-Approval Policy
("Policy") governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor's independence.

     According to the Policy, the Audit Committee will annually review and pre-approve the audit services and fees that may be provided by the independent auditor during the following year and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC's rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with the Company's business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

     The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

     Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit
Committee.

     Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Treasurer and will include a description of the services to be rendered. The Treasurer will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and persons who beneficially own more than 10% of the Company's common stock to file with the SEC and American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's common stock. Directors, executive officers, and beneficial owners of more than 10% of the Company's common stock are required by SEC rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from directors and executive officers that no other reports were required, the Company believes that Section 16(a) filing requirements applicable to all directors and executive officers were reported timely during the fiscal year ended December 31, 2005, except that (1) on August 22, 2005, Form 4s were filed late for William H. McMunn, Robert F. Apgar, and Bruce W. Teeters reporting tandem stock appreciation rights on options exercised in 2005, and (2) on January 26, 2006, Form 4s were filed late for William H. McMunn, Robert F. Apgar, and Bruce W. Teeters reporting stock options awarded on January 25, 2005.

                      SHAREHOLDER PROPOSALS

     Shareholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2007 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than November 1, 2006. Proposals submitted outside the provisions of Rule 14a-8 will be considered untimely if submitted after February 7, 2007. To ensure prompt receipt by the Company, proposals should be sent certified mail, return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.

                           ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2005, accompanies this proxy statement. Additional copies may be obtained by writing to the Company at P .O. Box 10809, Daytona Beach, Florida 32120-0809.

                           OTHER MATTERS

     The Board of Directors of the Company does not intend to bring any other matters before the meeting, and it does not know of any proposals to be presented to the meeting by others. If any other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.